Exhibit 4.6

QUANERGY SYSTEMS, INC.

COMMON STOCK ISSUANCE AGREEMENT

This COMMON STOCK ISSUANCE AGREEMENT (this “Agreement”) is made and entered into effective as of March 31, 2022 (the “Effective Date”), by and between QUANERGY SYSTEMS, INC., a Delaware corporation (f/k/a CITIC Capital Acquisition Corp., the “Company”), and CITIC CAPITAL ACQUISITION LLC, a Cayman Islands limited liability company (“CITIC”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Letter Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain letter agreement, dated February 8, 2022, by and between the Company and CITIC (the “Letter Agreement”), CITIC assumed $2,782,712.13 of transaction expense obligations (the “Transaction Expenses”) of the Company related to the Company’s acquisition of Quanergy Perception Technologies, Inc., a Delaware corporation (f/k/a Quanergy Systems, Inc.);

WHEREAS, as consideration for CITIC’s assumption of the Transaction Expenses, the Company agreed to reimburse the full amount of the aggregate Transaction Expenses to CITIC in the form of either (i) cash on or before September 30, 2022, and/or (ii) no later than five (5) business days following March 31, 2022, in the form of validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Company (such shares to be issued to CITIC, the “Shares”);

WHEREAS, pursuant to the terms of the Letter Agreement, the number of Shares to be issued shall be equal to the portion of the Transaction Expenses to be repaid in common stock, divided by a reference price that is equal to the volume-weighted average price (VWAP) over the three (3) trading days ending March 31, 2022;

WHEREAS, the Company wishes to reimburse $1,712,278.30 of the aggregate amount of the Transaction Expenses through the issuance of Shares, such amount of Shares being equal to 863,000 shares of common stock, par value $0.0001 per share, of the Company, with any remaining balance under the Payoff Amount to be paid on or before September 30, 2022, by wire transfer in immediately available funds to CITIC; and

WHEREAS, the Company wishes to issue, and CITIC wishes to acquire, the Shares on the terms set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED between the parties as follows:

ARTICLE 1

ISSUANCE OF THE SHARES

1.1    Issuance of the Shares. CITIC agrees to acquire from the Company, and the Company hereby agrees to issue to CITIC or its designated affiliate, the Shares. Each of CITIC and the Company acknowledge and agree that upon the issuance to CITIC of the Shares pursuant to the terms hereof, any remaining Payoff Amount will be paid on or before September 30, 2022, by wire transfer in immediately available funds to CITIC, and any right of the Company to pay such remaining Payoff Amount through the issuance of Shares is terminated as of the date hereof. The delivery of the Shares shall be recorded as of the Effective Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically contemplated by this Agreement, the Company hereby represents and warrants to CITIC that:

2.1    Organization and Qualification. The Company has been duly organized as a corporation and is validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has full corporate power and authority to own its properties and conduct its business as currently conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect. For purposes hereof, “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under this Agreement. For purposes hereof, “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For purposes hereof, “Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

2.2    Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof. This Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.3    Issuance of Securities. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, other than restrictions on transfer imposed by applicable securities laws, and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

2.4    Registration of Securities. On or before April 15, 2022, the Company, at its expense, shall file or cause to be filed a registration statement, or an amendment to a previously filed registration statement (as applicable, the “Shares Registration Statement”), with the SEC to register such Shares.

The Company shall use or cause to be used commercially reasonable efforts to ensure the Shares Registration Statement is declared effective.

ARTICLE 3

CITIC’ REPRESENTATIONS AND WARRANTIES

CITIC represents and warrants to the Company, with respect to itself and its acquisition of the Shares hereunder, that:

3.1    Investment Purpose. CITIC is acquiring the Shares for its own account and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Shares or any arrangement or understanding with any other Persons regarding the sale or distribution of such Shares except as would not result in a violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (the “Securities Act”). CITIC will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except pursuant to and in accordance with the Securities Act.

3.2    Reliance on Exemptions. CITIC understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and CITIC’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of CITIC set forth herein in order to determine the availability of such exemptions and the eligibility of CITIC to acquire the Shares.

3.3    Information. CITIC has had access to and the opportunity to review the SEC Documents. Neither such inquiries nor any other investigation conducted by or on behalf of CITIC or its representatives or counsel shall modify, amend or affect CITIC’ right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in the Agreement. For purposes hereof, “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) since February 13, 2020, pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein).

3.4    Acknowledgement of Risk. CITIC is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

3.5    Governmental Review. CITIC understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

3.6    Transfer or Resale. CITIC understands that:

(a)    the Shares have not been registered under the Securities Act or any applicable state securities laws and, consequently, CITIC may have to bear the risk of owning the Shares until such time as the Shares Registration Statement is declared effective because the Shares may not be transferred unless (i) CITIC has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (ii) the Shares are sold or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule (“Rule 144”); and

(b)    any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

3.7    Legends.

(a)    CITIC understands the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(b)    CITIC may request that the Company remove, and the Company agrees to authorize the removal of any legend from the Shares (i) in connection with any sale of the Shares pursuant to the Shares Registration Statement, once such registration statement has become effective, (ii) in connection with any sale of the Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144 following the expiration of the one-year holding requirement under subparagraphs (b)(1)(i) and (d) thereof.

3.8    Authorization; Enforcement. CITIC has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. CITIC has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of CITIC enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.9    Residency. CITIC is a resident of the jurisdiction set forth immediately below CITIC’s name on the signature pages hereto.

3.10    Placement Agents. CITIC has taken no action that would give rise to any claim by any Person for brokerage commissions, placement agent’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE 4

GOVERNING LAW; MISCELLANEOUS

4.1    Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.2    Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or e-mail transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

4.3    Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

4.4    Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

4.5    Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver by a party effected in accordance with this Section 4.5 shall be binding upon such party, including with respect to any Shares purchased under this Agreement at the time outstanding and held by such party and each future holder of all such securities.

4.6    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to the Company:        Quanergy Systems, Inc.

    433 Lakeside Drive

    Sunnyvale, California 94085

    Email: [-]

    Attention: Patrick Archambault, Chief Financial Officer

With a copy to:             Cooley LLP

    4401 Eastgate Mall

    San Diego, CA 92121

    Email: [-]

    Attn: Karen E. Deschaine, Esq.

If to CITIC:                   CITIC Capital Acquisition LLC

    28/F CITIC Tower

    1 Tim Mei Avenue, Central

    Hong Kong

    Attention: Fanglu Wang

With a copy to:             8/F Capital Mansion

    6 Xinyuan South Road

    Chaoyang District, Beijing, PRC 100004

    Attention: Ekaterina Terskin

Each party will provide ten days’ advance written notice to the other parties of any change in its address.

4.7    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of CITIC. CITIC may assign its rights hereunder in whole or in part to an affiliated fund to whom it assigns or transfers any Shares in compliance with applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to CITIC.

4.8    Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

4.9    Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.10    No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

4.11    Equitable Relief. The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to CITIC.

The Company therefore agrees that CITIC is entitled to seek temporary and permanent injunctive relief in any such case. CITIC also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. CITIC therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case.

4.12    Survival of Representations and Warranties. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and CITIC herein shall survive for a period of two (2) years following the date hereof.

4.13    Expenses. Each of the Company and CITIC is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Common Stock Issuance Agreement as of the day and year first above written.

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault

Name:	Patrick Archambault
Title:	Chief Financial Officer

Address:	433 Lakeside Drive Sunnyvale, California 94085

CITIC CAPITAL ACQUISITION LLC

By:	/s/ Eric Chan

Name:	Eric Chan
Title:	Director

Address:	28/F CITIC Tower, 1 Tim Mei Avenue Central, Hong Kong, SAR